漢 坤 律 師 事 務 所

HAN KUN LAW OFFICES
Suite 4709, Time Square Excellence Plaza, 4068 Yitian Road, Futian District, Shenzhen 518048, P. R. China

TEL: (86 755) 3680 6500; FAX: (86 755) 3680 6599

February 25, 2011

Feigeda Electronic Technology, Inc.
Building 66, Longwangmiao Industrial Park, Baishixia, Fuyong Street, Bao’an District
Shenzhen City, Guangdong Province, P. R. China  518102
86-755-27759072

Ladies and Gentlemen,

We hereby consent to (i) the inclusion of our opinion under the caption “Risk Factors” under item 2.01 of the Current Report on Form 8-K/A (the “Report”) filed by Feigeda Electronic Technology, Inc. (the “Company”) with the United States Securities and Exchange Commission (file No. 000-53016); (ii) the filing of our opinion letter as exhibit 99.1 to the Report and (iii) to the filing of this letter as an exhibit to the Report.

Very truly yours,

Han Kun Law Offices

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